Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Private & Confidential

Mr. Pablo Castanos

President and Chief Executive Officer

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado

80401,

January 3, 2025

Dear Mr. Castanos:

Thank you for engaging Avisar Everyday Solutions Ltd. (“Avisar”), to provide business advisory services relating to Accounting and Financial Reporting (“the Engagement”) for Golden Minerals Company (“the Company”). Our professional standards oblige us to obtain an engagement letter that clarifies the terms, nature and extent of the Engagement services we will be providing to the Company.

Our Role as Business Advisors

Based on our discussions regarding the Engagement, Avisar proposes to assist the Company with accounting and financial reporting tasks, as required by the Company.

Any work required with respect to assistance with mergers, acquisitions or dispositions or any such major transactions are not included under this engagement.

Our services will not result in the expression of an audit opinion, or any other form of assurance on the financial statements or the internal controls of the Company. Our services will not fulfill any statutory audit requirements.

We wish to emphasize that the Engagement cannot be relied upon to prevent or detect fraud, error or other irregularities. We stress that responsibility for the prevention and detection of fraud, error or other irregularities must remain with the Company. We will, however, inform the Company of any such matters should they come to light, and make recommendations to the Company regarding internal controls that help reduce the risk of fraud, error and other irregularities.

Avisar will use all reasonable efforts to complete the performance of the services described in this letter. However, Avisar shall not be liable for failures or delays in performance from causes within or beyond our control, including the untimely performance by the Company of their obligations.

Role of Management

It is understood that the Company will:

a)	Provide complete and accurate financial or other information as required, in a timely manner, to facilitate the execution of the Engagement;

b)	Maintain responsibility for the accuracy and completeness of the financial or other information presented to Avisar;

c)	Use the information obtained from the presentations and discussions with Avisar for Company purposes only, and not distribute that information without the explicit written consent of Avisar;

d)	Understand and accept the fact that any reports, schedules, or information assessed will not be audited or independently verified by Avisar; and

e)	Be responsible for identifying and ensuring that the Company complies with the laws and regulations applicable to its activities.

Avisar will not be associated with the financial statements without our expressed consent.

Fees, Terms and Security

Our professional fees for the Engagement will be billed at hourly rates of between Cdn$120 and Cdn$235. Our fees are based on the complexity of the issues and time required by the individuals who will be working on the Engagement and are payable upon receipt. Every effort will be made to keep our time at a minimum consistent with the Engagement requirements. Any cost incurred on behalf of the Company will be billed as incurred and is payable upon receipt.

Please note that accounts unpaid 30 days past the billing date will be deemed delinquent and are subject to an interest charge of 1.5% per month (18% per annum). We reserve the right to suspend our services or withdraw from the Engagement in the event that any of our invoices are deemed delinquent. In the event that any collection action is required to collect unpaid balances due to us, the Company agrees to reimburse us for our costs of collection, including lawyers’ fees. In the event that there are any outstanding fees resulting from our services, we reserve the right to exercise a lien over those records in our possession for which a lien is maintainable, including but not limited to our own working papers.

Confidentiality

It is acknowledged that we will have access to personal information in the Company’s custody that we require to complete the Engagement.

Our services are provided on the basis that the Company represents to us that it has obtained any required consents for collection, use, and disclosure to us of personal information required under applicable privacy legislation.

Other Items

The aforementioned Engagement Information and attached Standard Terms and Conditions are incorporated into and form an integral part of the engagement letter.

We trust that the foregoing sets out our agreement on the matters discussed. We will be pleased to discuss these terms of the Engagement further with you at any time; particularly should the Company’s requirements change in the future.

If you have any questions about the terms of the Engagement, please do not hesitate to contact us. In order to confirm that we have reached an understanding as to the terms of the Engagement, please sign the copy of this letter in the space provided, initial each page, and return it to our office via email.

Yours truly,

Steven Krause, CPA, CA, CPA (Illinois)

President

For Avisar Everyday Solutions Inc.

The services set out in the foregoing letter are in accordance with our requirements. The terms set out therein are acceptable to us and are hereby understood, agreed to and will remain in effect until amended.

Golden Minerals Company

Per:	Date:	01/04/2025

Avisar Everyday Solutions Inc.

Standard Terms and Conditions

1. Termination. The Company has the right to terminate this engagement by providing 60 days’ notice to Avisar Everyday Solutions Ltd. (“AVISAR”). AVISAR has the right to receive compensation for our time and expenses incurred up to the termination date. AVISAR has the right to terminate this engagement if the Company does not fulfill its obligations. Before exercising this right, AVISAR will provide the Company with 7 days’ notice to remedy such breach. If AVISAR exercises its right to termination, we will not be responsible for any loss, cost or expense resulting from such permission. Without limiting our right or remedies, AVISAR has the right to suspend or terminate our services until payment is received on late invoices. If the Company changes from an hourly billing client to a monthly billing client, there is no termination payment on change.

2. Working Papers. AVISAR retains ownership of the copyright and all other intellectual property rights in our advice and working papers. All accounting and bookkeeping records related to the Engagement will be returned to the Company upon termination of the Engagement. We are entitled to use or develop the knowledge, experience and skills of general application gained through performing this engagement.

3. Internet Communication. The Company recognizes and accept the risks associated with communicating by Internet e- mail, including (but without limitation) the lack of security, the possibility of the existence of viruses, unreliability of delivery and possible loss of confidentiality and privilege. Unless the Company requests in writing that AVISAR does not use Internet e-mail, we accept no responsibility or liability in respect of risk associated with its use.

4. Basis of Advice. We will base our conclusion on facts and assumptions that the Company provided to us and will not independently verify this information. In rendering our advice, we will consider the applicable provisions of the Income Tax Act (Canada) (the “Act”) and other relevant taxing statutes, the regulations thereunder, applicable tax treaties and judicial and administrative interpretations thereof. Our conclusions will also take into account all specific proposals to amend the Act or any other relevant statutes and treaties publicly announced prior to the date of our advice, based on the assumption that these amendments will be enacted substantially as proposed. These authorities are subject to change, retroactively and/or prospectively, and any such changes could affect the validity of our service. Our conclusions will not otherwise take into account or anticipate any changes in law or practice, by way of judicial, governmental or legislative action or interpretation. Unless otherwise specifically requested, AVISAR will not update our advice to take any such changes into account.

5. Management Responsibility. The Company is responsible for providing us with reasonable and timely access to all relevant data and information, and for the accuracy and completeness of all data and information provided to us. In the event of a claim by a third party relating to our services under this engagement that arises out of a deliberate or negligent misstatement or omission in any data, information or representation supplied or approved by the Company or any officer or member of the board of directors of the Company, the Company will indemnify AVISAR and its personnel from all such claims, liabilities, costs and expenses (including legal fees and disbursements). This right to indemnity will not apply to matters finally determined to have resulted from the fraudulent or intentional misconduct of AVISAR personnel in performing our services.

6. Legal Counsel. The Company should consult with and/or engage legal counsel for the purpose of advising on non-tax legal aspects of matters on which we provide our tax advice and drafting any legal documents and/or agreements that may be required. To the extent legal counsel or other professional service providers are required; the Company is exclusively responsible for engaging and paying such service providers.

7. Restriction on Use. Written advice provided by AVISAR is for internal use and information only and may not be distributed, published, made available or relied upon by any other person without our express written permission. In the event of claim by a third party relating to our services under this engagement that arises out of a breach by the Company or any of the Company’s personnel of this restriction, the Company agrees to indemnify and hold harmless AVISAR and our personnel from all such claims, liabilities, costs and expenses (including legal fees and disbursements).

8. Limitation on Liability. AVISAR’s maximum liability to the Company for any aspect of our services under this engagement will be limited to the amount of fees paid to AVISAR for such services. This limitation does not apply to matters finally determined to have resulted from the fraudulent or intentional misconduct of AVISAR personnel in performing our services. In any action, claim, loss or damage arising out of this engagement, the Company agrees that AVISAR liability will be several and not joint several. The Company may only claim payment from AVISAR of our proportionate share of the total liability based on degree of fault. In no event shall AVISAR be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). AVISAR will not be liable in respect to any decisions made by the Company as a result of our services. This paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

9. Limitation on Actions. No action, regardless of form, arising out of this engagement, may be brought by either party more than one year after the cause of this action has accrued, except that an action for non-payment may be brought by a party not later than one year following the date of the last payment due to such party hereunder.

10. Contractor. It is understood and agreed that each party is an independent contractor and that neither party is, nor shall be considered to be, an agent, distributor or representative of each other. Neither of us shall act or represent ourselves, directly or implicitly, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other party.

11. Survival. Paragraphs 5, 7, 8, 9, 11 to 17 shall survive the expiration or termination of this engagement.

12. Assignment. Except as provided below, neither party may assign, transfer or delegate any of its rights or obligations under this engagement without the prior written consent of the other party. AVISAR may assign its rights and obligations to any affiliate or successor in interest to all or substantially all of the assets or business of the relevant AVISAR practice, without the Company’s consent.

13. Severability. In the event that any provision of these Terms and Conditions or the attached engagement letter shall be held to be invalid, void or unenforceable, then the remainder of the Terms and Conditions and/or the attached engagement letter shall not be affected, impaired or invalidated, and each such provision shall be valid and enforceable to the fullest extent permitted by law.

14. Entire Agreement. These Terms and Conditions and the attached engagement letter constitute the entire agreement between ourselves concerning this engagement and supersede all other oral and written representation, understanding or agreements relating to the subject matter hereof. In the event of a conflict or inconsistency between these Terms and Conditions and the attached engagement letter, these terms and conditions shall prevail.

15. Governing Law. These Terms and Conditions and the attached engagement letter are governed by the laws of the Province of British Columbia.

16. Dispute Resolution. The Company agrees that any dispute that may arise regarding the meaning, performance or enforcement of this engagement will, prior to resorting to litigation, be submitted to mediation, and the Company will engage in the mediation process in good faith once a written request to mediate has been given by any party to the engagement. Any mediation initiated as a result of this engagement shall be administered within the Province of British Columbia, according to its mediation rules, and any ensuing litigation shall be conducted within such Province, according to Provincial law. The results of any such mediation shall be binding only upon agreement of each party to be bound. The costs of any mediation proceeding shall be shared equally by the participating parties.

17. Costs of Responding to Government or Legal Processes. In the event that we are required to respond to a subpoena, court order, or government agency or other legal process for the production of documents and/or testimony relative to information we obtained and/or prepared during the course of this engagement, the Company agrees to compensate us at our normal hourly rates, for the time we expend in connection with such response, and to reimburse us for all of our out-of-pocket costs (including applicable GST) incurred.

18. AVISAR Status. AVISAR is a corporation incorporated under the laws of the Province of British Columbia. The staff and owners of AVISAR are not personally responsible for any debts, obligations or liabilities of AVISAR as established by the laws of the Province of British Columbia. All the resources of AVISAR stand fully behind the work of all its employees and management.

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